Exhibit 99.1

Agenus Reports Second Quarter 2017 Financial Results and Provides Corporate Update

Earnings Conference call at 11am ET today

LEXINGTON, Mass., Aug. 3, 2017 /PRNewswire/ -- Agenus Inc. (NASDAQ: AGEN), an immuno-oncology (I-O) company with a pipeline of immune checkpoint antibodies and cancer vaccines, provided a corporate update and reported financial results for the second quarter ended June 30, 2017.

"In the second quarter, we advanced our anti-CTLA-4 and anti-PD-1 antibodies in preparation for initiating combination trials in the second half of this year. We also produced GMP grade product in our facilities in Berkeley and selected a commercial supplier for our lead antibodies. In addition, our partnering efforts are maturing and we expect to close on several transactions in the second half of this year," said Garo H. Armen, Ph.D., Chairman and CEO of Agenus. "We are committed to our path of generating potential first-in-class and best-in-class immuno-oncology agents, and doing so with speed, quality and efficiency."

Anticipated Milestones for H2 2017:

  AGEN1884 (anti-CTLA-4) Phase 1 trial: complete dose-escalation and compile safety and pharmacodynamic data
  AGEN2034 (anti-PD-1) Phase 1/2 trial:
    Complete dose-escalation for monotherapy, define optimal combination dose and collect safety and receptor occupancy data
    Recruit patients with second line cervical cancer
  AGEN1884+AGEN2034 Phase 1b trial: commence combination trial
  AutoSynVax™ (neoantigen vaccine): immunological readouts expected in patients with advanced malignancies
  Advance our cell therapy spin off efforts
  Secure substantial funds from existing agreements and future transactions

Recent Highlights:

  AGEN1884 interim data presented at ASCO:
    Safe at doses up to 3 mg/kg
    Partial response in a patient with angiosarcoma with 92% reduction in tumor burden at 0.1 mg/kg dose (since ASCO this patient has experienced a complete response)
  QS-21 Stimulon® update:
    GSK's shingles vaccine containing Agenus' QS-21 Stimulon adjuvant showed strong immunogenicity in patients previously treated with standard of care (Merck's Zostavax®)
    U.S. regulatory approval of Shingrix is anticipated in Q4
  Manufacturing readiness:
    Agenus West successful GMP production of AGEN2034 at 1,000L scale
    Selection of CMOs for production of commercial grade material for planned registrational trials

Second Quarter 2017 Financial Results

Cash, cash equivalents and short-term investments were $96.8 million at June 30, 2017 compared to $76.4 million as of December 31, 2016.

For the six months ended June 30, 2017, Agenus reported a net loss of $48.8 million, or $0.51 per share, compared with a net loss for the same period in 2016 of $60.1 million or $0.69 per share. The decrease in net loss for the six months ended June 30, 2017, compared to the net loss for the same period in 2016, was primarily due to the accelerated milestone payment received from Incyte during the first quarter of 2017. Our operating expenses increased $9.2 million over the same period in 2016.

For the second quarter ended June 30, 2017, Agenus reported a net loss of $31.7 million, or $0.32 per share, compared with a net loss for the second quarter of 2016 of $28.3 million, or $0.33 per share. The increase in net loss for the three months ended June 30, 2017, compared to the net loss for the same period in 2016, was primarily due to the later stage advancement of our programs.

Conference Call, Webcast and Prepared Statement Information

Agenus executives will host a conference call on Thursday, August 3, 2017 at 11:00 a.m. Eastern Time. To access the live call, dial 1-844-492-3727 (U.S.) or 1-412-317-5118 (international) and ask to be joined into the Agenus call. The call will also be webcast and will be accessible from the Company's website at http://investor.agenusbio.com/presentation-webcasts. A replay will be available on the Company's website approximately two hours after the call and will remain available for 90 days.

About Agenus
Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body's immune system to fight cancer. The Company's vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing a number of combination approaches that leverage a broad repertoire of antibody therapeutics and proprietary cancer vaccine platforms. The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support early phase clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com; information that may be important to investors will be routinely posted on our website.

Forward-Looking Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding Agenus' clinical trial plans and activities, anticipated milestones for the second half of 2017, and the expected timing for FDA approval of GSK's Shingrix vaccine candidate containing Agenus' QS-21 Stimulon® adjuvant. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:
Agenus Inc.
Michael Plater
781-674-4504
michael.plater@agenusbio.com

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Revenue	$ 4,207	$ 6,592	$ 31,163	$ 12,551

Operating expenses:
Research and development	25,824	22,362	58,464	47,400
General and administrative	8,136	7,117	15,906	16,349
Non-cash contingent consideration fair value adjustment	(865)	721	(1,061)	379

Operating loss	(28,888)	(23,608)	(42,146)	(51,577)

Other expense, net	(2,825)	(4,712)	(6,670)	(8,521)

Net loss	(31,713)	(28,320)	(48,816)	(60,098)

Dividends on Series A-1 convertible preferred stock	(51)	(51)	(103)	(102)

Net loss attributable to common stockholders	$ (31,764)	$ (28,371)	$ (48,919)	$ (60,200)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$ (0.32)	$ (0.33)	$ (0.51)	$ (0.69)
Weighted average number of common shares outstanding, basic and diluted	99,202	86,965	96,371	86,826

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	June 30, 2017	December 31, 2016

Cash, cash equivalents and short-term investments	$ 96,766	$ 76,437
Total assets	176,491	156,986
Total stockholders' deficit	(17,481)	(39,126)